UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

Workday, Inc.

(Name of Issuer)

Class A common stock, $.001 par value per share

(Title of Class of Securities)

98138H101

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐Rule 13d-1(b)
☐Rule 13d-1(c)
☒Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98138H101	13G	Page 2 of 30

1	NAMES OF REPORTING PERSONS New Enterprise Associates 12, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 98138H101	13G	Page 3 of 30

1	NAMES OF REPORTING PERSONS NEA Partners 12, Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 98138H101	13G	Page 4 of 30

1	NAMES OF REPORTING PERSONS NEA 12 GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 98138H101	13G	Page 5 of 30

1	NAMES OF REPORTING PERSONS New Enterprise Associates 13, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands exempted limited partnership
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 98138H101	13G	Page 6 of 30

1	NAMES OF REPORTING PERSONS NEA Partners 13, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands exempted limited partnership
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 98138H101	13G	Page 7 of 30

1	NAMES OF REPORTING PERSONS NEA 13 GP, LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands exempted company
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 98138H101	13G	Page 8 of 30

1	NAMES OF REPORTING PERSONS M. James Barrett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 9 of 30

1	NAMES OF REPORTING PERSONS Peter J. Barris
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 10 of 30

1	NAMES OF REPORTING PERSONS Forest Baskett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 11 of 30

1	NAMES OF REPORTING PERSONS Ryan D. Drant
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 12 of 30

1	NAMES OF REPORTING PERSONS Patrick J. Kerins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 13 of 30

1	NAMES OF REPORTING PERSONS Krishna S. Kolluri
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 14 of 30

1	NAMES OF REPORTING PERSONS David M. Mott
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 6,963,637 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 6,963,637 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,963,637 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 15 of 30

1	NAMES OF REPORTING PERSONS Scott D. Sandell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,927,273 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 13,927,273 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,927,273 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 16 of 30

1	NAMES OF REPORTING PERSONS Ravi Viswanathan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 6,963,637 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 6,963,637 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,963,637 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 17 of 30

1	NAMES OF REPORTING PERSONS Harry W. Weller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 6,963,637 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 6,963,637 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,963,637 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 98138H101	13G	Page 18 of 30

Item 1(a).	Name of Issuer:

Workday, Inc. (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

6230 Stoneridge Mall Road, Pleasanton, California 94588.

Item 2(a).	Names of Persons Filing:

New Enterprise Associates 12, Limited Partnership (“NEA 12”); NEA Partners 12, Limited Partnership (“NEA Partners 12”), which is the sole general partner of NEA 12; NEA 12 GP, LLC (“NEA 12 GP”), which is the sole general partner of NEA Partners 12; M. James Barrett (“Barrett”), Peter J. Barris (“Barris”), Forest Baskett (“Baskett”), Ryan D. Drant (“Drant”), Patrick J. Kerins (“Kerins”), Krishna S. Kolluri (“Kolluri”) and Scott D. Sandell (“Sandell”) (collectively, the “Managers”) who are the individual managers of NEA 12 GP; New Enterprise Associates 13, L.P. (“NEA 13”); NEA Partners 13, L.P. (“NEA Partners 13”), which is the sole general partner of NEA 13; and NEA 13 GP, LTD (“NEA 13 GP”), which is the sole general partner of NEA Partners 13; David M. Mott (“Mott”), Ravi Viswanathan (“Viswanathan”) and Harry W. Weller (“Weller”) (collectively, the “NEA 13-only Managers”) who, along with the Managers, are the individual directors of NEA 13 GP.  The persons named in this paragraph are referred to individually herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of NEA 12, NEA Partners 12, NEA 12 GP, NEA 13, NEA Partners 13 and NEA 13 GP is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.  The address of the principal business office of Baskett, Kolluri, Sandell and Viswanathan is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025.  The address of the principal business office of Barrett, Barris, Drant, Kerins, Mott and Weller is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

Item 2(c).	Citizenship:

Each of NEA 12 and NEA Partners 12 is a limited partnership organized under the laws of the State of Delaware. NEA 12 GP is a limited liability company organized under the laws of the State of Delaware.  Each of NEA 13 and NEA Partners 13 is a Cayman Islands exempted limited partnership.  NEA 13 GP is a Cayman Islands exempted company.  Each of the Managers and the NEA 13-only Managers is a United States citizen.

Item 2(d).	Title of Class of Securities:

Class A common stock, $.001 par value (“Common Stock”).

Item 2(e).	CUSIP Number:

98138H101.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 98138H101	13G	Page 19 of 30

Item 4.	Ownership.

(a)
Amount beneficially owned:

NEA 12 and NEA 13 are record owners of Class B common stock (“Class B Common Stock”) as described below. As described in the Issuer’s prospectus filed under Rule 424(b)(4), filed with the Securities and Exchange Commission on October 15, 2012 (the “Prospectus”), holders of Class B Common Stock are entitled to ten votes per share while holders of the Common Stock are entitled to one vote per share.  In addition, holders of Class B Common Stock and holders of Common Stock generally vote together as a single class.  This single class would consist of 166,000,000 shares, which includes (i) 26,000,000 shares of Common Stock (the “10-Q Shares”) and (ii) 140,000,000 shares of Class B Common Stock reported by the Issuer to be outstanding as of November 30, 2012 on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2012 (the “10-Q”).  As further described in the Prospectus, each share of Class B Common Stock is convertible by the holder at any time into one share of Common Stock and each such share will convert automatically into Common Stock upon the occurrence of certain other events.

NEA 12 is the record owner of 6,963,636 shares of Class B common stock as of December 31, 2012 (the “NEA 12 Class B Shares”).  As each NEA 12 Class B Share is convertible by the holder at any time into one share of Common Stock, as described above, NEA 12 may therefore be deemed to own beneficially 6,963,636 shares of Common Stock (the “NEA 12 Common Shares”).  As the sole general partner of NEA 12, NEA Partners 12 may be deemed to own beneficially the NEA 12 Common Shares.  As the general partner of NEA Partners 12, NEA 12 GP likewise may be deemed to own beneficially the NEA 12 Common Shares.  As the individual managers of NEA 12 GP, each of the Managers also may be deemed to own beneficially the NEA 12 Common Shares.

NEA 13 is the record owner of 6,963,637 shares of Class B common stock as of December 31, 2012 (the “NEA 13 Class B Shares” and, collectively with the NEA 12 Class B Shares, the “Total NEA Class B Shares”).  As each NEA 13 Class B Share is convertible by the holder at any time into one share of Common Stock, as described above, NEA 13 may therefore be deemed to own beneficially 6,963,637 shares of Common Stock (the “NEA 13 Common Shares” and, collectively with the NEA 12 Common Shares, the “Total NEA Common Shares”).  As the sole general partner of NEA 13, NEA Partners 13 may be deemed to own beneficially the NEA 13 Common Shares.  As the general partner of NEA Partners 13, NEA 13 GP likewise may be deemed to own beneficially the NEA 13 Common Shares.  As the individual directors of NEA 13 GP, each of the Managers and the NEA 13-only Managers also may be deemed to own beneficially the NEA 13 Common Shares.

CUSIP No. 98138H101	13G	Page 20 of 30

By virtue of their relationship as affiliated entities, whose controlling entities have substantially overlapping individual controlling persons, each of NEA 12, NEA Partners 12, NEA 12 GP, NEA 13, NEA Partners 13, NEA 13 GP and each Manager may be deemed to share the power to direct the disposition and vote of the Total NEA Common Shares.

(b)
Percent of Class:  See Line 11 of cover sheets.  The percentages set forth on the cover sheets for each Reporting Person other than the NEA 13-only Managers are calculated based on 39,927,273 shares, which includes (i) the 10-Q Shares reported by the Issuer to be outstanding as of November 30, 2012 on the 10-Q and (ii) the 13,927,273 shares of Common Stock into which the Total NEA Class B Shares are convertible.  The percentage set forth on the cover sheet for each of the NEA 13-only Managers is calculated based on 32,963,637 shares, which includes the 10-Q Shares and the 6,963,637 shares of Common Stock into which the NEA 13 Class B Shares are convertible.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Line 5 of cover sheets.

(ii)	shared power to vote or to direct the vote: See Line 6 of cover sheets.

(iii)	sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv)	shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b).

CUSIP No. 98138H101	13G	Page 21 of 30

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding filing of joint Schedule 13G.

Exhibit 2 – Power of Attorney regarding filings under the Securities Exchange Act of 1934, as amended.

CUSIP No. 98138H101	13G	Page 22 of 30

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:       February 13, 2013

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA PARTNERS 12, LIMITED PARTNERSHIP
General Partner

By:	NEA 12 GP, LLC
General Partner

By:                 *
Peter J. Barris
Manager

NEA PARTNERS 12, LIMITED PARTNERSHIP

By:	NEA 12 GP, LLC
General Partner

By:                  *
                Peter J. Barris
 Manager

NEA 12 GP, LLC

By:                  *
 Peter J. Barris
 Manager

* Michael James Barrett

* Peter J. Barris

* Forest Baskett

* Ryan D. Drant

CUSIP No. 98138H101	13G	Page 23 of 30

* Patrick J. Kerins

* Krishna S. Kolluri

* Scott D. Sandell

NEW ENTERPRISE ASSOCIATES 13, L.P.

By:	NEA PARTNERS 13, L.P.
General Partner

By:	NEA 13 GP, LTD
General Partner

By:                  *
Peter J. Barris
Director

NEA PARTNERS 13, L.P.

By:	NEA 13 GP, LTD
General Partner

By:                     *
               Peter J. Barris
Director

NEA 13 GP, LTD

By:                       *
Peter J. Barris
Director

* Michael James Barrett

* Peter J. Barris

CUSIP No. 98138H101	13G	Page 24 of 30

* Forest Baskett

* Ryan D. Drant

* Patrick J. Kerins

* Krishna S. Kolluri

* David M. Mott

* Scott D. Sandell

* Ravi Viswanathan

* Harry R. Weller

*/s/ Louis S. Citron Louis S. Citron As attorney-in-fact

This Schedule 13G was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached as Exhibit 2.

CUSIP No. 98138H101	13G	Page 25 of 30

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Workday, Inc.

EXECUTED this 13th day of February, 2013

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA PARTNERS 12, LIMITED PARTNERSHIP
General Partner

By:	NEA 12 GP, LLC
General Partner

By:                 *
Peter J. Barris
Manager

NEA PARTNERS 12, LIMITED PARTNERSHIP

By:	NEA 12 GP, LLC
General Partner

By:                  *
                Peter J. Barris
 Manager

NEA 12 GP, LLC

By:                  *
 Peter J. Barris
 Manager

* M. James Barrett

* Peter J. Barris

* Forest Baskett

CUSIP No. 98138H101	13G	Page 26 of 30

* Ryan D. Drant

* Patrick J. Kerins

* Krishna S. Kolluri

* Scott D. Sandell

NEW ENTERPRISE ASSOCIATES 13, L.P.

By:	NEA PARTNERS 13, L.P.
General Partner

By:	NEA 13 GP, LTD
General Partner

By:                 *
Peter J. Barris
Director

NEA PARTNERS 13, L.P.

By:	NEA 13 GP, LTD
General Partner

By:                     *
               Peter J. Barris
Director

NEA 13 GP, LTD

By:                      *
 Peter J. Barris
 Director

* Michael James Barrett

* Peter J. Barris

CUSIP No. 98138H101	13G	Page 27 of 30

* Forest Baskett

* Ryan D. Drant

* Patrick J. Kerins

* Krishna S. Kolluri

* David M. Mott

* Scott D. Sandell

* Ravi Viswanathan

* Harry R. Weller

*/s/ Louis S. Citron Louis S. Citron As attorney-in-fact

This Agreement relating to Schedule 13G was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached hereto as Exhibit 2.

CUSIP No. 98138H101	13G	Page 28 of 30

EXHIBIT 2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III, Timothy Schaller and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Financial Industry Regulatory Authority, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 4th day of May, 2009.

/s/ M. James Barrett
M. James Barrett

/s/ Peter J. Barris
Peter J. Barris

/s/ Forest Baskett
Forest Baskett

/s/ Rohini Chakravarthy
Rohini Chakravarthy

/s/ Patrick Chung
Patrick Chung

/s/ Ryan Drant
Ryan Drant

/s/ Shawn Conway
Shawn Conway

/s/ Anthony A. Florence
Anthony A. Florence

/s/ Robert Garland
Robert Garland

/s/ Paul Hsiao
Paul Hsiao

CUSIP No. 98138H101	13G	Page 29 of 30

/s/ Vladimir Jacimovic
Vladimir Jacimovic

/s/ Patrick J. Kerins
Patrick J. Kerins

/s/ Suzanne King
Suzanne King

/s/ Krishna S. Kolluri
Krishna S. Kolluri

/s/ C. Richard Kramlich
C. Richard Kramlich

/s/ Charles M. Linehan
Charles M. Linehan

/s/ Edward Mathers
Edward Mathers

/s/ David M. Mott
David M. Mott

/s/ John M. Nehra
John M. Nehra

/s/ Charles W. Newhall III
Charles W. Newhall III

/s/ Jason R. Nunn
Jason R. Nunn

/s/ Mark W. Perry
Mark W. Perry

/s/ Jon Sakoda
Jon Sakoda

/s/ Scott D. Sandell
Scott D. Sandell

/s/ Peter W. Sonsini
Peter W. Sonsini

/s/ A. Brooke Seawell
A. Brooke Seawell

/s/ Eugene A. Trainor III
Eugene A. Trainor III

CUSIP No. 98138H101	13G	Page 30 of 30

/s/ Ravi Viswanathan
Ravi Viswanathan

/s/ Paul E. Walker
Paul E. Walker

/s/ Harry Weller
Harry Weller